Exhibit 4.2
FIRST AMENDMENT TO
ENTONE TECHNOLOGIES, INC.
2003 STOCK PLAN
     This Amendment is adopted with respect to that certain Entone Technologies, Inc. 2003 Stock Plan (the “Plan”), as adopted by the Board of Directors of Entone Technologies, Inc., a Delaware corporation (the “Company”), on October 10, 2003, and provides as follows:
     1. Effective Date. The Effective Date of this Amendment is June 1, 2006.
     2. Amendment. Section 6(e) of the Plan is amended to read as follows:
“Change in Control. If the Company undergoes a Change in Control, then except as may be otherwise provided in the Stock Option Agreement as approved by the Board of Directors, to the extent the Option is not yet exercisable and is not assumed by the continuing or surviving entity, it shall become exercisable in full as of the date such Change in Control is consummated.”
     3. Continuing Effect. Except as provided in Section 2 above, all terms and conditions of the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned Assistant Secretary of the Company certifies that the foregoing Amendment was duly adopted by the Board of Directors of the Company on June 1, 2006.

/s/ Terence M. Kelly

TERENCE M. KELLY, Assistant Secretary

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